IN THE GRAND COURT OF THE CAYMAN ISLANDS

FINANCIAL SERVICES DIVISION

CAUSE NO: FSD 50 OF 2013 (AJJ)

The Hon Mr Justice Andrew J. Jones QC
In Chambers, 7 June 2013

IN THE MATTER OF THE COMPANIES LAW (2012 REVISION) (AS AMENDED)

AND IN THE MATTER OF AMBOW EDUCATION HOLDING LTD.

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ORDER FOR APPOINTMENT

OF PROVISIONAL LIQUIDATORS
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UPON hearing Leading Counsel for GL Asia Mauritius II Cayman Limited (the “Petitioner”) and Counsel for Ambow Education Holding Ltd. (the “Company”) in relation to the Summons dated 17 April 2013 seeking appointment of provisional liquidators

AND UPON reading the Petition presented to this Honourable Court on 23 April 2013

AND UPON reading the Affidavit evidence filed by the Petitioner and the Company, and exhibits thereto

AND UPON the Petitioner undertaking by their Counsel to the Court that if the Court later finds that this order has caused loss to the Respondent, and decides that the Respondent should be compensated for that loss, the Applicant will comply with any order the Court may make

AND UPON the Petitioner undertaking by their Counsel to the Court to guarantee the payment of the remuneration and expenses of the joint provisional liquidators

IT IS ORDERED that:

1.
Edward Middleton and Wing Sze Tiffany Wong of KPMG of 8th Floor, Prince’s Building, 10 Chater Road Central, Hong Kong and Kris Beighton of KPMG of PO Box 493, Century Yard, Cricket Square, Grand Cayman be appointed joint provisional liquidators (the “JPLs”) of the Company;

2.
The JPLs are hereby authorised to take such steps as may be necessary or expedient for the protection of the Company’s assets, and for that purpose may exercise any of the following powers without further sanction of the Court :-

a.
to defend any action or other legal proceeding in the name and on behalf of the Company and in particular Case No.: 12-cv-5062 in the United States District Court Central District of California (the “Class Action”);

b.	to conduct the affairs of the Company;

c.	to raise or borrow money and grant securities over property of the Company;

d.	to engage staff (whether or not as employees of the Company) to assist them in the performance of his functions;

e.	to engage attorneys and other professionally qualified persons to assist them with the performance of their functions;

f.	to take possession of, collect and get in the property of the Company and for that purpose to take all such proceedings as they consider necessary;

g.	to do all acts and execute, in the name and on behalf of the Company, all deeds, receipts and other documents and for that purpose to use, when necessary, the Company seal;

h.
to draw, accept, make and endorse any bill of exchange or promissory note in the name and on behalf of the Company, with the same effect with respect of the Company’s liability as if the bill or note had been drawn, accepted, made or endorsed by or on behalf of the Company in the course of its business;

i.	to convene meetings or creditors and contributories; and

j.	to do all other things incidental to exercise of their powers.

3.	Without prejudice to their powers and functions set out in paragraph 2 above, the JPLs’ powers shall further extend to the following:

a.
to locate, protect, secure, take possession of, collect and get in all property or assets (of whatever nature) to which the Company is or appears to be entitled, such assets and property not to be distributed or parted with by the provisional liquidator until further order except pursuant to the functions hereby conferred;

b.	to locate, protect, secure, take possession of, collect and get in the books, papers and records of the Company including the accounting and statutory records;

c.
to investigate the affairs of the Company, including for the avoidance of doubt engaging the services of attorneys and forensic accountants to assist them in conducting the investigation hitherto conducted by the Company’s Audit Committee into the allegations of mismanagement and misconduct made against directors and members of the management of the Respondent;

d.
to take such steps as they may consider necessary or expedient in order to ensure the good management and security of the assets and undertakings of the Company’s operating subsidiaries (including for the avoidance of doubt those entities which the Company has the ability substantially to control through a series of control agreements with Beijing Ambow Online Software Co Ltd), including, without prejudice to the generality of the foregoing, appointing or removing the officers of the said subsidiaries and entities, and instructing lawyers, accountants and other professional persons, whether in this country or abroad;

e.	to do all such things as may be necessary or expedient for the protection of the Company’s property or assets;

f.	to make applications to any foreign courts,;

g.	to do all things necessary or incidental to the foregoing functions, duties and powers.

4.
Subject to the provisions of Section 104(5) of the Companies Law to render and pay invoices out of the assets of the Company for their own remuneration at the rates agreed with the Petitioner and approved by the Court, in accordance with the Insolvency Practitioners Regulations 2008 (as amended), together with all costs, charges and expenses of their attorneys, and all other agents, managers, accountants or other persons that the JPLs may employ.

5.
No disposition of the Company’s property by or with the authority of the JPLs in either case in the carrying out of their duties and functions and the exercise of their powers under this Order shall be void by reason of Section 99 of the Companies Law.

6.
Pursuant to Section 97 of the Companies Law, no suit, action or other proceedings, including criminal proceedings, shall be proceeded with or commenced against the Company except with the leave of the Court and subject to such terms as the Court may impose provided that the Court hereby gives leave that the Class Action may be proceeded with against the Company.

7.	During the period of their appointment, any act required or authorised to be done by the JPLs may be done by any one or more of the JPLs.

8.	The JPLs are to file a report with the Court within 28 days and thereafter as directed by the Court.

9.	The Company has liberty to apply to the Court to discharge the appointment of the JPLs on not less than 5 clear business days’ notice to both:

a.	The Petitioner’s attorneys PO Box 2681, Boundary Hall, Cricket Square, Grand Cayman KY1-1111, Cayman Islands, and

b.	The JPLs at KPMG P.O. Box 493, Century Yard, Cricket Square, Grand Cayman KY1-1106

10.	The JPLs shall have permission to apply to the Courts in Hong Kong, China or elsewhere for recognition of their appointment.

11.	The JPLs shall be at liberty to apply for further directions concerning their functions and the exercise or proposed exercise of their powers.

12.	The remuneration and expenses of the JPLs shall be paid out of the assets of the Company, subject to the Petitioner’s undertaking recorded above.

13.	The Petitioner’s costs of and incidental to this application be paid out of the assets of the Company on an indemnity basis to be taxed if not agreed by the Directors of the Company.

Dated the 7th day of June 2013

Filed the 7th day of June 2013

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The Hon. Mr. Justice Andrew J. Jones Q.C.

JUDGE OF THE GRAND COURT

NOTICE TO OFFICERS OF THE COMPANY

You are required by Section 103 of the Companies Law to co-operate with the joint provisional liquidators and pursuant to Section 101 to give the joint provisional liquidators all information as they may reasonably require relating to the Company’s property and affairs and to attend on the joint provisional liquidators at such times as they may reasonably require.

This Order is filed by Conyers Dill & Pearman, Attorneys-at-Law for the Petitioner, whose address for service is PO Box 2681, Boundary Hall, Cricket Square, Grand Cayman KY1-1111 (Ref: MKM/BDH/878095)